Exhibit 99.1

PRESS RELEASE Press Release

Transgenomic, Inc. Finalizes Acquisition of Annovis, Inc.

    OMAHA, Neb., SAN JOSE, Calif., May 29 /PRNewswire/—Transgenomic, Inc. (Nasdaq: TBIO) today confirmed they have completed the acquisition of Annovis, Inc. The merger was executed by the payment of approximately 1.9 million shares of Transgenomic's common stock and cash of approximately $500,000.

    Regarding the acquisition, Collin D'Silva, chairman and chief executive officer of Transgenomic said, "The merger of Annovis with Transgenomic poses exciting opportunities for the combined entity. Advanced planning positions us to make great near-term strides toward blending our two operations, allowing us to realize strong synergies associated with new product and solution development opportunities for our customer base. The experience and talent of the Annovis staff will facilitate the blending process."

    The Chief Executive Officer of Annovis, Maria-Luisa Maccecchini, Ph.D., stated, "Synergies between the two companies are already being realized as novel application development for the Transgenomic WAVE® System has been initiated in RNA/DNA biology and large-scale oligonucleotide purification. The companies are also working on strengthening and consolidating their worldwide sales and marketing efforts to establish a market leadership position."

    For the remainder of 2001, Annovis will operate as a wholly-owned subsidiary. The acquisition is expected to add approximately $6 million of revenue during the remainder of 2001 and more than $12 million of revenue in 2002. Excluding the effect of acquisition costs and intangible amortization expense, there is expected to be no material effect on earnings for the remainder of 2001 and a positive contribution to earnings in 2002.

ABOUT ANNOVIS

    Annovis is a privately-held specialty chemicals company that develops, manufactures and markets a wide variety of nucleic acid-based products and services for the life sciences sector. The company's core business consists of nucleic acid building blocks ("phosphoramidites"), fluorescent markers and dyes and associated reagents. In addition, Annovis has applied its expertise and market-leading presence in nucleic acid technology to become a principle provider of oligomimetics and specialty chemicals. Oligomimetics are chemically-modified DNA and RNA molecules exhibiting proven enhancements in stability, bioavailability, specificity and efficacy making them excellent candidates for use in clinical applications such as genetic diagnostics and therapeutics. Oligomimetics also exhibit higher affinity and specificity than regular DNA making them excellent candidates for DNA diagnostics and chip technology. The company has also utilized its expertise related to central nervous system research to develop potential therapeutics based on glutamate receptors.

ABOUT TRANSGENOMIC

    Transgenomic provides versatile and innovative research tools and related consumable products to the life sciences industry. Its WAVE® Nucleic Acid Fragment Analysis System can be used for variation detection, size-based double-strand DNA separation and analysis, single-strand DNA separation and analysis and DNA purification. When used for variation detection, these tools enable researchers to discover and understand variation in the human genetic code, or genome, in order to accelerate and improve drug development and diagnostics. Transgenomic believes the WAVE System will become a leading tool to analyze genetic variations as it allows researchers to analyze both known and unknown genetic variations faster, with more accuracy and at a lower cost than other commercially available techniques.

Forward-Looking Statement

    The statements in this press release regarding projected results are preliminary and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, this press release contains other forward-looking statements regarding Transgenomic's or third parties' expectations, predictions, views, opportunities, plans, beliefs and statements of similar effect. The forward-looking statements in this press release are subject to a variety of risks and uncertainties. Actual results could differ materially. Factors that could cause actual results to differ include but are not limited to the following:

    Transgenomic will continue to derive a substantial majority of its total revenues from the sale of its WAVE System and related services and consumables. Any reduction in demand for, or increase in competition with respect to, WAVE Systems and related products would have a material adverse effect on Transgenomic's financial condition and results of operations.

    Transgenomic's business is concentrated in the life sciences industry making it susceptible to a downturn in that industry.

    Fluctuations in quarterly operating results may result in volatility in Transgenomic's stock price. No assurance can be given that operating results will not vary. Transgenomic's stock price may also be volatile, in part due to external factors such as announcements by third parties or competitors, inherent volatility in the life sciences sector and changing market conditions in the industry.

    For a detailed discussion of these and other risk factors, interested parties should review Transgenomic, Inc.'s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2000. Transgenomic's objectives and expectations, predictions, beliefs, plans and strategies relating to the acquisition of Annovis, Inc. are subject to numerous additional factors and risks, including but not limited to the following: (i) Annovis is in a highly competitive industry and the combined entity may not be successful against more established competitors; (ii) Annovis has not been consistently profitable in the past and may not achieve consistent profitability; (iii) with rapid developments in technology and of competitive products and technologies, Annovis' products may become obsolete before achieving significant revenues and the markets may not achieve the predicted growth rates; (iv) Transgenomic will incur significant expenses and devote significant management time and other resources in assimilating and integrating Annovis which could have a material adverse effect on Transgenomic operations and financial results; (v) Annovis' products, personnel, and operations may be difficult to combine with those of Transgenomic; (vii) the amortization of intangible assets will have an adverse effect on future earnings; and (viii) Transgenomic may incur undisclosed liabilities with respect to Annovis. The strategies and synergies that are the objects of the acquisition depend on numerous factors and there can be no assurance that these factors will materialize, that Transgenomic will implement any aspect of the strategies, or that if implemented the strategies will be successful or the synergies achieved.

Source: Transgenomic, Inc.

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For confirmation of release or further information contact:

    Mitchell L. Murphy
    Transgenomic, Inc.
    402-452-5418
     mmurphy@transgenomic.com

Don Taylor
Transgenomic, Inc.
408-432-3230
 dtaylor@transgenomic.com